March 2007	Preliminary Terms No. 221
Registration Statement No. 333-131266
Dated February 22, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
10% to 11% HITSSM
Based on Allegheny Technologies Incorporated Common Stock
High Income Trigger SecuritiesSM
HITS offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon in return for the risk that the HITS will redeem for shares of underlying stock at maturity if the underlying stock trades at or below the trigger price at any point during the term of the HITS. If the HITS redeem for shares, the value of those shares at maturity is likely to be less than the stated principal amount of the HITS, and may be zero. Alternatively, if the underlying stock never trades at or below the trigger price, the HITS will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying stock. HITS are for investors who want to receive above-market current income and who are willing to risk a loss of principal.

SUMMARY TERMS
Issuer:		Morgan Stanley
Maturity date:		April 20, 2008
Underlying stock:		Allegheny Technologies Incorporated common stock (“ATI Stock”)
Aggregate principal amount:		$
Initial share price:		The closing price of ATI Stock on the pricing date.
Expected coupon:		10% to 11% per annum, payable quarterly beginning July 20, 2007. The actual coupon rate will be determined on the pricing date.
Payment at maturity:		If ATI Stock has not declined to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the stated principal amount of $10; otherwise, a number of shares of the ATI Stock corresponding to the exchange ratio. If shares of ATI Stock are delivered in exchange for each HITS, the value of those shares will likely be less than the stated principal amount and could be zero.
Exchange ratio:		The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:		75%
Trigger price:		$ (75% of the initial share price)
Determination date:		April 17, 2008 (2 trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		March , 2007
Original issue date:		March , 2007
CUSIP:		61750V485
Listing:		Application will be made to list the HITS on the American Stock Exchange LLC under the ticker symbol “ ”, subject to meeting the listing requirements. We do not expect to announce whether the HITS will meet such requirements prior to the pricing of the HITS. If accepted for listing, the HITS will begin trading the day after the pricing date.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per HITS	$10.00	$0.20	$9.80
	Total	$	$	$
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of HITS purchased by that investor. The lowest price payable by an investor is $9.925 per HITS. Please see “Issue price” on page 4 for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for HITS.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for HITS dated December 21, 2006
Prospectus dated January 25, 2006

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

Investment Overview
High Income Trigger SecuritiesSM
The 10% to 11% Allegheny Technologies Incorporated HITS (the “HITS”) offer you the opportunity to receive a 10% to 11% annual coupon in exchange for only contingent protection against a decline in ATI Stock. If ATI Stock declines to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the HITS will deliver a fixed number of shares of ATI Stock at maturity. The value of any shares delivered at maturity per HITS is likely to be less than the stated principal amount, and may be zero. If, during the term of the HITS, ATI Stock never declines to or below the trigger price, each HITS will return 100% of the stated principal amount at maturity. The coupon is paid regardless of the performance of ATI Stock.

Allegheny Technologies Incorporated

Allegheny Technologies Incorporated produces a wide range of specialty metals for global markets.

ATI Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Allegheny Technologies Incorporated pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-12001 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding Allegheny Technologies Incorporated may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for HITS.

Information as of market close on February 21, 2007

Ticker:	ATI
Current Stock Price:	$107.62
52 Weeks ago:	$50.67
52 Week High (on 2/21/2007):	$107.83
52 Week Low (on 3/8/2006):	$49.20
Current Dividend Yield:	0.49%

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

March 2007	Page 2

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

Key Investment Rationale

The HITS offer an income oriented strategy linked to ATI Stock.

■	10% to 11% interest, which is higher than the current dividend yield of ATI Stock.
■	Limited potential to participate in any appreciation in ATI Stock.
■	HITS are not principal protected.

Key Benefits

The HITS pay an above market coupon in exchange for downside exposure to ATI Stock, with only contingent protection against declines in ATI Stock. If ATI Stock declines to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to ATI Stock.

Enhanced Yield	■	A 10% to 11% annual coupon paid quarterly.
	■	The coupon will be paid regardless of the performance of ATI Stock.

Best Case Scenarios	■	If ATI Stock never declines to or below the trigger price, the HITS will redeem at maturity for the stated principal amount, resulting in a total return of 10% to 11% per annum. You will not participate in any appreciation in ATI Stock.
	■	If ATI Stock declines to or below the trigger price at any time during the term of the HITS and, on the determination date, has subsequently recovered to a level above its closing price on the pricing date, the HITS will redeem for ATI Stock worth more than the stated principal amount, resulting in a total return that is greater than the coupon of 10% to 11% per annum.

Worst Case Scenario	■	If ATI Stock declines to or below the trigger price at any time during the term of the HITS and, on the determination date, is at a level below its closing price on the pricing date, the HITS will redeem for an amount of ATI Stock worth substantially less than the stated principal amount and which may approach zero. In this worst case scenario, the HITS will have outperformed ATI Stock by 10% to 11% per annum.

Summary of Selected Key Risks (see page 8)

■	No guaranteed return of principal.
■	The HITS will not provide investors with any appreciation in ATI Stock unless ATI Stock drops below the trigger price and then recovers to a level above the initial share price on the determination date.
■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
■	The maturity of the HITS will be accelerated if the closing price of ATI Stock on any two consecutive trading days is less than $2.00, and you will receive ATI Stock worth substantially less than the stated principal amount or even zero.
■	Allegheny Technologies Incorporated is not involved in this offering in anyway. Neither the issuer nor the underwriter has made any due diligence inquiry in connection with this offering.
■	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect ATI Stock.
■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.
■	The U.S. federal income tax consequences of an investment in the HITS are uncertain.

March 2007	Page 3

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

Fact Sheet

The HITS offered are senior unsecured obligations of Morgan Stanley, will pay a coupon of 10% to 11% per year and will have the terms described in the prospectus supplement for HITS and the prospectus, as supplemented or modified by these preliminary terms. At maturity, the HITS will pay either (i) an amount of cash equal to the stated principal amount of the HITS, or (ii) a number of shares of common stock of Allegheny Technologies Incorporated, if the trading price of the common stock of Allegheny Technologies Incorporated decreases to or below the trigger price over the term of the HITS. The HITS do not guarantee any return of principal at maturity. The HITS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:

March , 2007	March , 2007 (5 trading days after the pricing date)	April 20, 2008

Key Terms
Issuer: Underlying stock: Issue price:

Morgan Stanley

Allegheny Technologies Incorporated common stock (the “ATI Stock”)

$10 per HITS

The HITS will be issued at $10 per HITS and the agent’s commissions will be $0.20 per HITS; provided that the price to public and the agent’s commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of HITS will be $9.9625 per HITS and $0.1625 per HITS, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of HITS will be $9.94375 per HITS and $0.14375 per HITS, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of HITS will be $9.925 per HITS and $0.125 per HITS, respectively. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the HITS distributed by such dealers.

Stated principal amount: Denominations: Expected coupon: Interest payment dates: Payment at maturity:

$10 per HITS

$10 per HITS and integral multiples thereof.

10% to 11% per annum. The actual coupon rate will be determined on the pricing date.

July 20, 2007, October 20, 2007, January 20, 2008 and the maturity date.

If ATI Stock has not declined to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the stated principal amount of $10; otherwise, a number of shares of the ATI Stock corresponding to the exchange ratio. If shares of ATI Stock are delivered in exchange for each HITS, the value of those shares will likely be less than the stated principal amount and could be zero.

Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.

Initial share price: Trigger level:	ATI Stock closing price on the pricing date. 75%

Trigger price:	$ (75% of the initial share price)

Determination date:	April 17, 2008 (2 trading days before the maturity date), subject to postponement in the event of certain market disruption events.

Postponement of maturity date:

If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Risk factors:	Please see “Risk Factors” on page 8.

March 2007	Page 4

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

General Information

Listing:

Application will be made to list the HITS on the American Stock Exchange LLC (the “AMEX”) under the ticker symbol “AAY”, subject to meeting the listing requirements. We do not expect to announce whether the HITS will meet such requirements prior to the pricing of the HITS. If accepted for listing, the HITS will begin trading the day after the pricing date.

CUSIP: Minimum ticketing size: Tax considerations:

61750V485

100 HITS

The U.S. federal income tax consequences of an investment in the HITS are uncertain. There is no direct legal authority as to the proper tax treatment of the HITS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the HITS and subject to the discussion in the accompanying prospectus supplement for HITS under “United States Federal Taxation,” you agree with the issuer to treat a HITS as a unit consisting of (i) an option granted by you to the issuer, to enter into, upon the occurrence of certain events, a forward contract pursuant to which you agree to purchase ATI Stock from the issuer at maturity and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the potential forward contract. Assuming the characterization of the HITS as set forth above is respected, a portion of the coupon on the HITS will be treated as the yield on the deposit, and the remainder will be attributable to the Option Premium, as described in the section of the accompanying prospectus supplement for HITS called “United States Federal Taxation—Tax Treatment of the HITS.” The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for HITS.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for HITS concerning the U.S. federal income tax consequences of investing in the HITS.

Trustee: Calculation agent: Use of proceeds and hedging:

The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Morgan Stanley & Co. Incorporated (“MS & Co.”)

The net proceeds we receive from the sale of the HITS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the HITS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the HITS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets. Such purchase activity could increase the price of the underlying stock, and, accordingly, increase the trigger price relative to the price of the underlying stock absent such hedging activity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for HITS.

ERISA: Contact:

See “ERISA” in the prospectus supplement for HITS.

You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225- 7000).

This offering summary represents a summary of the terms and conditions of the HITS. We encourage you to read the accompanying prospectus supplement for HITS and prospectus related to this offering.

March 2007	Page 5

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

How HITS Work

At maturity, HITS will pay either the stated principal amount in cash, or, if the trading price of the ATI Stock has decreased to or below the trigger price at any time on any trading day during the term of the HITS, shares of ATI Stock corresponding to the exchange ratio. The coupon is paid regardless of the performance of ATI Stock.

The following payment scenarios illustrate the potential returns on the HITS at maturity.

Payment Scenario 1

ATI Stock never falls below the trigger price during the term of the HITS, and you receive an annual coupon of 10% to 11% paid quarterly until maturity with a full return of principal at maturity. You will not participate in any appreciation of ATI Stock.

Payment Scenario 2

ATI Stock falls below the trigger price during the term of the HITS and then recovers to a level above the initial share price on the determination date. You receive an annual coupon of 10% to 11% paid quarterly until maturity and the HITS redeem for ATI Stock at maturity, allowing you to participate in any appreciation of ATI Stock above the initial share price.

Payment Scenario 3

ATI Stock falls below the trigger price during the term of the HITS and is at a level below the initial share price on the determination date, in which case, at maturity, HITS redeem for ATI Stock worth substantially less than the stated principal amount of the HITS based on the closing price of ATI Stock on the determination date. You will still receive an annual coupon of 10% to 11% paid quarterly until maturity if this occurs.

Hypothetical Payments on the HITS

The examples on the following page illustrate the payment at maturity on the HITS for a range of hypothetical closing prices of ATI Stock on a hypothetical determination date, depending on whether the trading price of ATI Stock during the term of the HITS has or has not decreased to or below the trigger price.

The examples are based on the following hypothetical values:

Stated principal amount: Initial share price:	$10 $105 (hypothetical closing price of one share of ATI Stock on the pricing date)
Exchange ratio: Trigger level: Trigger price: Coupon:	0.09524 ($10 divided by the hypothetical initial share price) 75% of the hypothetical initial share price $78.75 (the trigger level times the hypothetical initial share price) 10.5% per annum

March 2007	Page 6

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

TABLE 1: This table represents the hypothetical payment at maturity, quarterly coupon payments and the total payment over the term of the HITS (assuming a one-year term) on a $10 investment in the HITS if the trading price of ATI Stock has not decreased to or below the hypothetical trigger price of $78.75 at any time on any trading day from, and including, the pricing date to, and including, the determination date. Consequently, the payment at maturity in each of these examples in this table would be made in cash.

Hypothetical ATI Stock closing	Value of cash delivery amount at	Total quarterly coupon	Value of total payment
price on determination date	maturity per HITS	payments per HITS	per HITS
$80.00	$10.00	$1.05	$11.05
$85.00	$10.00	$1.05	$11.05
$95.00	$10.00	$1.05	$11.05
$100.00	$10.00	$1.05	$11.05
$105.00	$10.00	$1.05	$11.05
$110.00	$10.00	$1.05	$11.05
$115.00	$10.00	$1.05	$11.05

TABLE 2: This table represents the hypothetical payment at maturity, quarterly coupon payments and the total payment over the term of the HITS (assuming a one-year term) on a $10 investment in the HITS if the trading price of ATI Stock has decreased to or below the hypothetical trigger price of $78.75 at any time on any trading day from, and including, the pricing date to, and including, the determination date. Consequently, the payment at maturity in each of these examples in this table would be made by delivery of shares of ATI Stock.

Hypothetical ATI Stock closing	Value of shares of ATI Stock	Total quarterly coupon	Value of total payment
price on determination date	delivered at maturity per HITS	payments per HITS	per HITS
$0.00	$0.00	$1.05	$1.05
$50.00	$4.76	$1.05	$5.81
$60.00	$5.71	$1.05	$6.76
$70.00	$6.67	$1.05	$7.72
$80.00	$7.62	$1.05	$8.67
$90.00	$8.57	$1.05	$9.62
$100.00	$9.52	$1.05	$10.57
$105.00	$10.00	$1.05	$11.05
$110.00	$10.48	$1.05	$11.53

Because the trading price of ATI Stock may be subject to significant fluctuation over the term of the HITS, it is not possible to present a chart or table illustrating the complete range of possible total payment over the term of the HITS. The examples of the hypothetical payout calculations above are intended to illustrate how the payment at maturity will depend both on (a) whether the trading price of ATI Stock falls to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date and (b) the closing price of ATI Stock on the determination date.

March 2007	Page 7

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

Risk Factors

The HITS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the HITS. Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the HITS and the suitability of such HITS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the HITS. For a complete list of considerations and risk factors, you should read the sections entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for HITS.

Structure Specific Risk Factors

■	No guaranteed return of principal. The payment to investors at maturity will either be (i) cash equal to the stated principal amount of HITS or (ii) a number of shares of ATI Stock, if the trading price of ATI Stock decreases to or below the trigger price over the term of the HITS. If investors receive shares of ATI Stock at maturity in exchange for each HITS, the value of those shares may be less than the stated principal amount of HITS and could be zero.
■	Except in certain circumstances, investors will not participate in any appreciation in the value of ATI Stock. Generally, investors will not participate in any appreciation in the price of ATI Stock, and the return on the HITS will be limited to the coupon payable on the HITS.
■	Market price influenced by many unpredictable factors. Several factors will influence the value of the HITS in the secondary market. Although the issuer expects that the trading price of ATI Stock on any trading day will generally affect the value of the HITS more than any other single factor, other factors may influence the value of the HITS, including: whether the trading price of ATI Stock has decreased to or below the trigger price at any time on any trading day during the term of the HITS, the volatility and dividend rate on ATI Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the HITS, the issuer’s creditworthiness and the occurrence of certain events affecting ATI Stock that may or may not require an adjustment to the exchange ratio.
■	Market price influenced by inclusion of commissions and projected profit from hedging activities. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase HITS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the HITS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the HITS.
■	Maturity date of the HITS may be accelerated. The maturity of the HITS will be accelerated if (i) the closing price of ATI Stock on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the HITS. The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the HITS.
■	No shareholder rights. Investing in the HITS is not equivalent to investing in ATI Stock. Investors in the HITS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to ATI Stock.

March 2007	Page 8

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

■	The HITS may become exchangeable into the common stock of a company other than Allegheny Technologies Incorporated. Following certain corporate events relating to ATI Stock, you may receive, at maturity, the common stock of a successor corporation to Allegheny Technologies Incorporated. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the HITS.
■	Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting ATI Stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of ATI Stock payable at maturity, the market price of the HITS may be materially and adversely affected.
■	The U. S. federal income tax consequences of an investment in the HITS are uncertain. There is no direct legal authority as to the proper tax treatment of the HITS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U. S. federal income tax purposes.

Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for HITS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the HITS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the HITS, the timing and character of income on the HITS might differ from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the HITS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for HITS.

Other Risk Factors

■	Secondary trading may be limited. There may be little or no secondary market for the HITS. Application will be made to list the HITS on the AMEX under the symbol “ ”. For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security. However, it is not possible to predict whether the HITS will meet the requirements for listing or trade in the secondary market or if such market will be liquid or illiquid, and we do not expect to announce whether or not the HITS will meet those requirements prior to the pricing of the HITS. In addition, the HITS could be delisted under certain circumstances, such as the delisting of the underlying stock. Because it is not possible to predict whether the market for the HITS will be liquid or illiquid, you should be willing to hold your HITS to maturity.
■	No affiliation with Allegheny Technologies Incorporated. Allegheny Technologies Incorporated is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the HITS. The issuer has not made any due diligence inquiry with respect to Allegheny Technologies Incorporated in connection with this offering.
■	Potential adverse economic interest of the calculation agent. The economic interests of MS & Co. , as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the HITS or that trade ATI Stock on a regular basis are potentially adverse to your interests as an investor in the HITS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the HITS could adversely affect the closing price of ATI Stock on the pricing date and on the determination date as well as the trading price of the ATI Stock during the term of the HITS and, as a result, could decrease the amount you may receive on the HITS at maturity. Any of these hedging or trading activities on, or prior to, the pricing date could potentially affect the

March 2007	Page 9

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

closing price of ATI Stock on the pricing date and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to the price of ATI Stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the HITS could potentially affect whether the trading price of ATI Stock decreases to or below the trigger price and, therefore, whether you will receive the stated principal amount of the HITS or shares of ATI Stock at maturity. Furthermore, if the trading price of ATI Stock has decreased to or below the trigger price such that you will receive shares of ATI Stock at maturity, the issuer’s trading activities prior to, or on the determination date, could adversely affect the value of the shares of ATI Stock the issuer will deliver at maturity.
■	Morgan Stanley may engage in business with or involving Allegheny Technologies Incorporated without regards to your interests. The issuer or its affiliates may presently or from time to time engage in business with Allegheny Technologies Incorporated without regards to your interests, and thus may acquire non-public information about Allegheny Technologies Incorporated. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Allegheny Technologies Incorporated, which may or may not recommend that investors buy or hold ATI Stock.

March 2007	Page 10

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

Information about the Underlying Stock

Allegheny Technologies Incorporated. Allegheny Technologies Incorporated (NYSE: ATI) produces a wide range of specialty metals for global markets.

ATI Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Allegheny Technologies Incorporated pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-12001 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding Allegheny Technologies Incorporated may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for HITS.

These preliminary terms relate only to the HITS offered hereby and do not relate to ATI Stock or other securities of Allegheny Technologies Incorporated. The issuer has derived all disclosures contained in these preliminary terms regarding Allegheny Technologies Incorporated from the publicly available documents described in the preceding paragraph. In connection with the offering of the HITS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Allegheny Technologies Incorporated. Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Allegheny Technologies Incorporated is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of ATI Stock.

Historical Information

The following table sets forth the published high and low closing prices of ATI Stock for 2004, 2005, 2006 and 2007 through February 21, 2007. The closing price of ATI Stock on February 21, 2007 was $107.62. The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of ATI Stock as an indication of future performance.

(CUSIP 01741R102)	High	Low	Dividend
2004
First Quarter	13.88	8.72	0.06
Second Quarter	18.20	9.59	0.06
Third Quarter	20.31	16.62	0.06
Fourth Quarter	22.93	14.61	0.06
2005
First Quarter	26.05	18.03	0.06
Second Quarter	25.56	19.52	0.06
Third Quarter	30.98	22.00	0.06
Fourth Quarter	36.53	26.60	0.10
2006
First Quarter	61.39	36.05	0.10
Second Quarter	84.53	57.00	0.10
Third Quarter	69.33	55.82	0.10
Fourth Quarter	98.20	60.30	0.13
2007
First Quarter (through February 21, 2007)	107.62	85.97	-

March 2007	Page 11

10% to 11% HITS
Based on Allegheny Technologies Incorporated Common Stock

The issuer makes no representation as to the amount of dividends, if any, that Allegheny Technologies Incorporated will pay in the future. In any event, as an investor in the HITS, you will not be entitled to receive dividends, if any, that may be payable on ATI Stock.

The following graph shows the intraday high, intraday low and closing prices for ATI Stock for the approximate 13.5 month period from January 1, 2006 to February 21, 2007. The issuer obtained the intraday high, intraday low and closing prices from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of ATI Stock as an indication of future performance.

ATI Stock Intraday High, Intraday Low and Closing Prices January 1, 2006 to February 21, 2007

March 2007	Page 12